WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

AUGUST 31, 2005

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying financial statements of the Company for the period ended August 31, 2005 have been prepared by management in accordance with generally accepted accounting principles. The integrity of data in these financial statements is the responsibility of management. Management maintains a system of internal controls to provide reasonable assurance that all assets are safeguarded and to produce reliable accounting records.

External auditors have not reviewed these consolidated financial statements. The audit committee of the Company has reviewed these consolidated financial statements with management and have reported to the Board of Directors. The Board has approved the consolidated financial statements contained herein.

Signed:	Signed:
/s/ Jerry Pogue	/s/ Henk van Alphen
Jerry Pogue, Director	Henk van Alphen, Director

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	August 31,	November 30,
Notes	2005	2004
	(unaudited)	(audited)
ASSETS

Current
Cash and cash equivalents	$ 2,690,889	$ 2,798,485
Restricted cash	26,144	25,810
Receivables	174,274	16,978
Prepaid expenses	70,165	181,246
Secured deposit 5(f)	100,000	-

	3,061,472	3,022,519

Property, plant and equipment 4	12,583	13,463
Investment 6	1	1

	$ 3,074,056	$ 3,035,983

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 158,046	$ 65,700
Due to related parties 3 and 10	4,507	25,525

	162,553	91,225
NATURE AND CONTINUANCE OF OPERATIONS 1

Shareholders’ equity
Capital stock 7	10,475,638	8,991,903
Contributed surplus 8 and 9	838,707	532,560
Share subscriptions	-	(30,375)
Deficit accumulated during the exploration stage	(8,402,842)	(6,549,330)

	2,911,503	2,944,758

	$ 3,074,056	$ 3,035,983

On behalf of the Board:

/s/  Jerry Pogue                          Director

/s/ Henk van Alphen                         Director

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	Cumulative Amounts From October 7, 1994 to August 31, 2005	Nine Months Ended		Three Months Ended
		August 31, 2005	August 31, 2004	August 31, 2005	August 31, 2004

OPERATING EXPENSES
Amortization	$ 27,777	$ 3,038	$ 1,714	$ 859	$ 576
Consulting fees	907,765	182,153	86,116	68,270	32,500
Exploration and property costs	2,925,278	766,873	456,875	737,825	304,397
Listing and transfer agent fees	274,704	28,226	61,054	13,108	28,344
Office	321,747	25,640	19,779	6,146	4,231
Professional fees	376,571	80,142	54,515	18,428	18,393
Property investigation	250,743	64,180	-	4,979	-
Rent	173,997	55,867	10,596	20,473	4,950
Salaries and benefits	231,850	146,023	-	-	-
Shareholders’ communications	496,563	76,151	23,012	64,604	19,666
Stock-based compensation	858,867	309,507	20,160	71,997	-
Travel	206,215	47,754	26,009	21,711	16,774

	(7,052,077)	(1,785,554)	(759,830)	(1,028,400)	(429,831)

Interest income	248,199	34,793	8,473	11,898	7,625

Investment income	27,565	-	-	-	-
Gain on sale of marketable securities	100,703	-	-	-	-
Gain on writedown of due to affiliated company	2,594	-	- -	- -	-
Gain (loss) on foreign exchange	145,093	(15,142)	(2,848)	(16,495)	(3,880)
Capital taxes	(31,909)	-	(28,601)	-	-
Loss on disposal of property, plant and equipment	(7,058)	131	-	-	-
Impairment of mineral properties	(1,100,722)	-	-	-	-
Write-down of marketable securities	(374,526)	-	-	-	-
Write-down of investments	(360,704)	(87,740)	-	-	-

Net loss for the period	$ (8,402,842)	$ (1,853,512)	$ (782,806)	$ (1,120,737)	$ (426,086)

Basic and diluted loss per share		$ (0.17)	$ (0.17)	$ (0.09)	$ (0.05)

Basic and diluted weighted average common shares outstanding		11,103,600	5,561,391	12,127,865	8,808,207

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

(unaudited- Prepared by Management)
	Cumulative Amounts From October 7, 1994 to August 31, 2005	Nine Months Ended		Three Months Ended
		August 31, 2005	August 31, 2004	August 31, 2005	August 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$ (8,402,842)	$ (1,853,512)	$ (782,806)	$ (1,120,737)	$ (426,086)
Items not affecting cash (see Note 11a)	2,601,386	400,154	21,874	160,596	576
Changes in non-cash working capital items (see Note 11b)	(179,794)	(162,627)	(9,887)	64,212	133,966

Net cash used in operating activities	(5,981,250)	(1,615,985)	(770,819)	(895,929)	(291,544)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds on sale of marketable securities	488,027	-	-	-	-
Property, plant and equipment acquired	(57,181)	(5,607)	(448)	-	(448)
Proceeds on disposal of property, plant and equipment	9,763	3,580	-	-	-
Acquisition of mineral properties	(500,722)	-	-	-	-
Acquisition of marketable securities	(761,850)	-	-	-	-
Increase in investments	(245,400)	-	-	-	-

Net cash used in investing activities	(1,067,363)	(2,027)	(448)	-	(448)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of capital stock, net of issuance costs	9,735,271	1,480,375	2,893,850	1,415,000	273,150
Deposits on share subscriptions receivable	30,375	30,375	794,200	-	794,200

Net cash provided by financing activities	9,765,646	1,510,750	3,688,050	1,415,000	1,067,350

Net change in cash and cash equivalents and restricted cash during the period	2,717,033	(107,262)	2,916,783	519,071	775,358

Cash and cash equivalents and restricted cash, beginning of period	-	2,824,295	64,899	2,197,962	2,206,324

Cash and cash equivalents and restricted cash, end of period	$ 2,717,033	$ 2,717,033	$ 2,981,682	$ 2,717,033	$2,981,682

Cash and cash equivalents and restricted cash consist of:

Interest bearing balances with banks		$ 870,802	$ 2,981,682
Term deposits		1,820,087	-
Term deposits, restricted		26,144	-

		$ 2,717,033	$ 2,981,682

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont’d…)

(Expressed in Canadian Dollars)

Supplemental disclosures with respect to the consolidated statements of cash flows:

(unaudited- Prepared by Management)

	Cumulative Amounts from October 7,1994 to August 31, 2005	Nine Months Ended		Three Months Ended
		August 31, 2005	August 31, 2004	August 31, 2005	August 31, 2004

Cash paid during the period for:
Interest	$ -	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 700,410 common shares (adjusted for roll-backs) for non-cash consideration as follows:

	Number
Year	of Shares	Amount	Consideration

2005	100,000	$ 98,000	Acquisition of mineral property
2004	200,000	244,000	Acquisition of mineral property
2004	84,583	20,300	Shares for debts owing
2002	23,750	15,350	Finder’s fees
2002	139,402	66,457	Shares for debts owing
1999	2,675	8,025	Finder’s fees
1996	150,000	600,000	Acquisition of mineral property

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Expressed in Canadian Dollars)

(Unaudited – prepared by management)

	Number of Shares	Price	Value of Common Shares Issued and Fully Paid	Subscriptions Receivables	Contributed Surplus	Deficit Accumulated During the Exploration Stage	Total

Balance at November 30, 2002	$1,771,434		$4,820,016	$ -	$ -	$ (4,655,809)	$ 164,207

Issuance of shares for cash
Private placement	62,500	0.48	30,000	-	-	-	30,000
Exercise of options	56,250	0.68	38,250	-	-	-	38,250
Exercise of options	6,250	0.96	6,000	-	-	-	6,000
Exercise of warrants	28,125	1.20	33,750	-	-	-	33,750
Private placement	225,000	0.30	67,500	-	-	-	67,500
Net loss for the year				-	-	(263,199)	(263,199)

Balance at November 30, 2003	2,149,559		4,995,516	-	-	(4,919,008)	76,508

Issuance of shares for cash:
Private placement	850,000	0.24	204,000	-	-	-	204,000
Private placement	2,500,000	0.27	675,000	-	-	-	675,000
Exercise of warrants	62,500	0.60	37,500	-	-	-	37,500
Private placement	3,010,000	0.54	1,625,400	(13,500)	-	-	1,611,900
Exercise of warrants	59,500	1.20	71,400	-	-	-	71,400
Exercise of warrants	150,000	0.35	52,500	-	-	-	52,500
Private placement	1,306,250	0.80	1,045,000	-	-	-	1,045,000
Exercise of options	178,750	0.25	44,687	(16,875)	-	-	27,812
Shares issued for property	200,000	1.22	244,000	-	-	-	244,000
Settlement of debts	84,583	0.24	20,300	-	-	-	20,300
Stock-based compensation			16,800	-	532,560	-	549,360
Share issuance cost			(40,200)	-	-	-	(40,200)
Net loss for the year			-	-	-	(1,630,322)	(1,630,322)

Balance at November 30, 2004	10,551,142		8,991,903	(30,375)	532,560	(6,549,330)	2,944,758

Issuance of shares for cash:
Exercise of warrants	622,500	0.35	217,875	-	-	-	217,875
Exercise of warrants	100,000	0.42	42,000	-	-	-	42,000
Exercise of options	20,000	0.25	5,000	-	-	-	5,000
Exercise of warrants	457,500	0.80	366,000	-	-	-	366,000
Exercise of warrants	100,000	1.00	100,000	-	-	-	100,000
Private placement	1,000,000	0.56	560,000	-	-	-	560,000
Private placement	150,000	0.61	91,500	-	-	-	91,500
Shares issued for property	100,000	0.98	98,000	-	-	-	98,000

Subscriptions received			-	30,375	-	-	30,375
Stock-based compensation			3,360	-	306,147	-	309,507
Net loss for the period			-	-	-	(1,853,512)	(1,853,512)

Balance at August 31, 2005	13,101,142		$ 10,475,638	$ -	$ 838,707	$ (8,402,842)	$ 2,911,503

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

August 31, 2005

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company’s principal business activity is the exploration and development of mineral properties.

On January 14, 2004 the Company changed its name to Wealth Minerals Ltd. from Triband Enterprise Corp. and consolidated its capital stock, warrants and options on a basis of four old shares for one new share. All share, warrant, option and per unit data included in these financial statements have been adjusted to retroactively reflect this consolidation.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable.

2.

SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.  Accounts specifically requiring the use of management estimates and assumptions in determining carrying values are receivables, prepaid expenses, property, plant and equipment, investments, accounts payable and accrued liabilities, due to related parties and future income taxes.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.).  All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash in bank accounts and highly liquid investments with original maturities of nine months or less.

Restricted cash

Under the terms of MasterCard’s corporate credit policy, the Company is required to pledge a defined amount of term deposit to the financial institution as collateral.  This deposit is interest bearing and refundable upon cancellation of the credit cards.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, receivables, secured deposit, accounts payable and accrued liabilities and due to related parties.  Unless otherwise noted, it is Management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Acquisition costs

Acquisition costs will be capitalized on properties when proven and provable reserves are defined. No mineral resource estimates have been defined on any Company property interests to date.  Mineral property costs include initial acquisition costs and related option payments, which are recorded when paid.

Exploration and development costs

The Company has adopted the policy of expensing exploration and development costs as incurred.  The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of Management to support the recognition of an asset. Option payments receivable by the Company would be credited against mineral property exploration costs when received.

Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable.  If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation are recorded.

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs.  Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.  Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits.  The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration.  Therefore, estimated future removal and site restoration costs are presently considered minimal.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives at the following rates:

Computer equipment	30% declining balance basis
Office furniture and equipment	20% declining balance basis

Investments

The Company’s long-term investments are accounted for on the cost basis.  The investments are written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date.  Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period-end are included in statements of operations.

Basic and diluted loss per share

The Company uses the "treasury stock method" in computing loss per share.  Under this method, basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method.  Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti- dilutive.

Stock-based compensation

The Company has a stock option plan as described in Note 9.  The Company uses the accounting recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments".  At the beginning of the 2004 fiscal year, the Company began recording compensation cost on the granting of stock options to employees and directors that are not direct awards of stock or stock appreciation rights. The Company uses the Black-Scholes option pricing model to estimate the fair value of each stock option at the date of grant. Any consideration received on the exercise of stock options is credited to capital stock. The adoption of the new standard results in expense recognition for options granted after November 30, 2003.

Income taxes

Future income taxes are recorded using the asset and liability method.  Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled.

The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment or substantive enactment occurs.  To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Segmented Information

The Company follows CICA Handbook Section 1701, “Segment Disclosures” about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

Revenue Recognition

Revenue from the sale of minerals is recognized when the risks and rewards of ownership pass to the purchaser, including delivery of the product, the selling price is fixed or determinable and collectibility is reasonably assured.  Settlement adjustments, if any, are reflected in revenue when the amounts are known.

Credit Risk

Cash and cash equivalents and restricted cash have been placed with a major Canadian chartered bank.

3.   DUE TO RELATED PARTIES

Amounts due to related parties include directors, officers, companies they control, and companies with common directors and/or officers. The amounts are unsecured, without interest or fixed terms of repayment (see Note 10).

4.

PROPERTY, PLANT AND EQUIPMENT

			Net Book Value
		Accumulated	August 31,	November 30,
	Cost	Amortization	2005	2004

Computer equipment	$ 16,882	$ 9,963	$ 6,919	$ 6,839
Office furniture and equipment	14,274	8,610	5,664	6,624

	$ 31,156	$ 18,573	$ 12,583	$ 13,463

5.

MINERAL PROPERTIES

a) Mackenzie Project, British Columbia, Canada

In May 2005, the Company announced the acquisition of the Mackenzie Project, a newly discovered zone of gold geochemical anomalies, comprised of 118 mineral claims located in east-central British Columbia approximately 150 kilometers north of Prince George. Terms of the acquisition are:

Payment of $80,000 (paid) and issuance of 100,000 common shares (issued) within 10 days of TSX Venture Exchange approval of the acquisition (received June 10, 2005);

i)

Payment of $25,000 and issuance of 200,000 common shares after one year;

ii)

Payment of $25,000 and issuance of 250,000 common shares after two years;

iii)

Payment of $25,000 and issuance of 250,000 common shares after three years;

iv)

Vendors retain a 2% Net Smelter Return (“NSR”) on any production;

v)

The Company will pay an advance NSR royalty of $25,000 per year, beginning with the fourth year after signing the letter of intent; and

vi)

The Company may purchase 50% of the NSR, being 1%, for payment of $1,000,000 at any time.

b) Argentinean Uranium Project

On July 12, 2005 the Company announced the acquisition of an option to acquire a 100% interest in a private Argentinean corporation which owns 20 separate parcels of land, of which 16 are known to have one or more uranium occurrences. Subject to regulatory approval (received October 21, 2005), the Company can acquire 100% of Madero Minerals S.A. and its assets for the payment of US$100,000 (paid) and the issuance of 600,000 common shares, 100,000 shares 10 days after regulatory approval, 200,000 shares on the first anniversary thereof, and 300,000 shares on the second anniversary thereof.

c) BET Claims, Nevada, USA

The Company’s wholly owned subsidiary holds title to twenty-three unpatented mining claims, referred to as the BET 1-23 Claims, located in Whisky Canyon, Lander County, Nevada. To earn and maintain 100% interest in the BET 1-23 claims, the Company is required to pay annual fees of US$8.50 per claim plus total maintenance fees of US$2,875 per year. The claims are continuing to be maintained by the Company.

d) Amata Project, Peru

On May 20, 2005 the Company withdrew from its agreement with Minera Koripampa del Peru S.A. (“Koripampa”), a private Peruvian company. In 2004, the Company had entered into the agreement with Koripampa, acquiring a 100% interest in the 70% interest in the Amata Project in Southern Peru held by Koripampa, for initial consideration of 200,000 common shares (issued at a fair value of $1.22 per share), US$100,000 on closing (paid), and 200,000 common shares one year after closing (not issued).

e) Tinta Amarilla / Santa Clara / Gaspar Property, El Salvador

On May 10, 2005, the Company withdrew from the letter agreement which was signed on February 28, 2005, between the Company and Brett Resources Inc. (“Brett”) for the right to acquire a 60% interest in a 47km2 exploration license in eastern El Salvador. The terms of the letter agreement required both parties to enter into a formal binding agreement. The Company could earn a 60% interest in the property by issuing 100,000 shares, and, over a five year period, paying US$200,000 to Brett and incurring US$2,000,000 on exploration. The amounts were spread out in an escalating fashion over the five year period. On signing the formal agreement, the Company would pay Brett US$20,000 and issue 50,000 common shares.  The Company did not pay any funds nor issue any shares to Brett.

f) Mexico / Columbia Letter of Intent

On February 28, 2005, the Company announced that it had elected to not pursue a property position in Columbia through Minera San Jorge S.A. de C.V. (“MSJ”), a Mexican corporation, and in April advised MSJ that it would not pursue a property position through MSJ in Mexico.

Under the letter of intent, the Company advanced US$150,000 as a refundable acquisition fee to MSJ. The advance is secured by a promissory note from MSJ and marketable securities comprised of 250,000 shares of Tumi Resources Ltd. (“Tumi”), a TSX Venture Exchange listed company. As at August 31, 2005, shares of Tumi closed at $0.40, representing a value of $100,000, to which the Company has written down the deposit. The Company has requested the return of the secured advance of US$150,000.

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

6.

INVESTMENT

		Fair Value		Net Book Value
		August 31,	November 30,	August 31,	November 30,
	Number of Shares	2005	2004	2005	2004

Clearant, Inc.	21,133	$ 88,145	$ 1	$ 1	$ 1

The shares of Clearant, Inc. were acquired pursuant to a distribution of assets of an amalgamated company in which the Company originally invested in 1999. Clearant began trading in April 2005 on the OTC BB market under the symbol “CLRI”. In 2004 the Company wrote down its investment to a nominal value of $1. Fair value is based upon a closing price of US$3.50 at August 31, 2005.

7.

CAPITAL STOCK

	Number
	of Shares	Amount

Authorized

Unlimited number of common voting shares without par value
Unlimited number of preferred shares, issuable in series

Common shares issued (reflecting 4:1 consolidation in January 2004)

As at November 30, 2003	2,149,559	$ 4,995,516

For cash – private placements	7,666,250	3,549,400
For cash – exercise of options	178,750	44,687
For cash – exercise of warrants	272,000	161,400
For acquisition of property (Note 5(a))	200,000	244,000
For settlement of debts	84,583	20,300
Share issuance costs	-	(40,200)
Share-based compensation	-	16,800

As at November 30, 2004	10,551,142	8,991,903

For cash – exercise of options	20,000	5,000
For cash – exercise of warrants	1,280,000	725,875
For cash – private placements	1,150,000	651,500
For acquisition of property (Note 5(a))	100,000	98,000
Share-based compensation	-	3,360

As at August 31, 2005	13,101,142	$ 10,475,638

Share subscriptions

The Company issued securities in 2004 for which payment of $30,375 was received in full during the first quarter of 2005. These securities consisted of 25,000 private placement units at $0.54 per unit and 67,500 stock options at $0.25 per share, for total amounts of $13,500 and $16,875 respectively.  The Company recorded the total amount of $30,375 as a debit against shareholders’ equity for the year ended November 30, 2004, and as a credit to shareholders’ equity when received.

Private Placements

The following table summarizes the Company’s recent private placements:

	Nine months ended August 31	Year ended November 30,	Year ended November 30,
	2005	2004	2003
First placement during the year:
Private placement proceeds	$560,000	$204,000	$30,000
Number of units	1,000,000	850,000	62,500
Number of whole warrants	500,000	425,000	62,500
Unit price	$0.56	$0.24	$0.48
Warrant exercise price	$0.80	$0.35	$0.60
Warrant expiry date	December 23, 2006	August 26, 2005	December 3, 2004

Second placement during the year:
Private placement proceeds	$91,500	$675,000	$67,500
Number of units	150,000	2,500,000	225,000
Number of whole warrants	75,000	1,250,000	225,000
Unit price	$0.61	$0.27	$0.30
Warrant exercise price	$0.80	$0.35	$0.42
Warrant expiry date	January 5, 2007	March 15, 2006	November 14, 2005

Third placement during the year:
Private placement proceeds		$1,625,400	n/a
Number of units		3,010,000
Number of whole warrants		1,505,000
Unit price		$0.54
Warrant exercise price		$0.80
Warrant expiry date		May 14, 2006

Fourth placement during the year:
Private placement proceeds		$1,045,000	n/a
Number of units		1,306,250
Number of whole warrants		1,306,250
Unit price		$0.80
Warrant exercise price		$1.00
Warrant expiry date		March 7, 2006

In November 2003, the Company completed a private placement consisting of 225,000 units at a price of $0.30 per unit, for total proceeds of $67,500. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.42 per share until November 14, 2005. No finder’s fee was issued. During the period ended August 31, 2005, 100,000 (years ended November 30, 2004 and 2003 – nil) warrants were exercised.

In February 2004, the Company completed a private placement consisting of 850,000 units at a price of $0.24 per unit, for total proceeds of $204,000. Each unit consists of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until August 26, 2005. No finder’s fee was issued. During the period ended August 31, 2005, 425,000 (year ended November 30, 2004 – nil) full warrants were exercised.

In March 2004, the Company completed a private placement consisting of 2,500,000 units at a price of $0.27 per unit, for total proceeds of $675,000. Each unit consisted of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until March 15, 2006. No finder’s fee was issued. During the period ended August 31, 2005, 197,500 (year ended November 30, 2004 – 150,000) full warrants were exercised. If the common shares trade above $1.00 per share on the TSX Venture Exchange for a period of 10 consecutive trading days prior to the expiry of the warrants and after the initial four month hold period has expired, the Company has the right to force the exercise of the warrants.

In May 2004, the Company completed a private placement consisting of 3,010,000 units at a price of $0.54 per unit, for total proceeds of $1,625,400. Each unit consists of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.80 per share until May 14, 2006. No finder’s fee was issued. During the period ended August 31, 2005, 457,500 (year ended November 30, 2004 – nil) warrants were exercised. If the common shares trade above $1.50 per share on the TSX Venture Exchange for a period of 10 consecutive trading days prior to the expiry of the warrants and after the initial four month hold period has expired, the Company has the right to force the exercise of the warrants.

In September, 2004, the Company completed a private placement consisting of 1,306,250 units at a price of $0.80 per unit, for total proceeds of $1,045,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $1.00 per share until March 7, 2006. Finder’s fees of $40,200 were paid. During the period ended August 31, 2005, 100,000 (year ended November 30, 2004 – nil) warrants were exercised.

Escrow shares

As at August 31, 2005 and November 30, 2004, there were no common shares held in escrow.

Warrants

	Nine months ended August 31,	Year ended November 30,
	2005	2004

Outstanding, beginning of period	4,561,250	462,917

Exercised at $0.42	(100,000)	-

Exercised at $1.20	-	(59,500)
Expired	-	(115,917)

Exercised at $0.60	-	(62,500)

Issued- exercisable at $0.35	-	1,675,000
Exercised at $0.35	(622,500)	(150,000)

Issued- exercisable at $0.80	575,000	1,505,000
Exercised at $0.80	(457,500)

Issued- exercisable at $1.00	-	1,306,250
Exercised at $1.00	(100,000)

Outstanding, end of period	3,856,250	4,561,250

The following warrants are outstanding at August 31, 2005:

Number	Exercise
of Warrants	Price	Expiry Date

125,000	$0.42	November 14, 2005
1,206,250	$1.00	March 7, 2006
902,500	$0.35	March 15, 2006
1,622,500	$0.80	May 14 and December 23, 2006; January 5, 2007
3,856,250

8.

CONTRIBUTED SURPLUS

The Company’s contributed surplus is comprised of the following:

	Nine months ended August 31,	Year ended November 30,
	2005	2004
Balance – beginning of period	$ 532,560	$ -
Stock-based compensation (Note 9)	309,507	549,360
Stock options exercised	(3,360)	(16,800)

Balance – end of period	$ 838,707	$ 532,560

9.

STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

Under its existing accounting policy for stock options, the Company recognizes an expense for the fair value of options granted on or after November 30, 2003, and provided certain pro-forma disclosure for the fair value of options granted up to November 30, 2003. The Company uses the Black-Scholes option pricing model to value stock options granted.  The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  The model requires management to make estimates, which are subjective and may not be representative of actual results.  Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation and disclosures, the following assumptions were used:

	Options granted on January 29, 2004	Options granted on September 29, 2004	Options granted on May 5, 2005	Options granted on August 29, 2005
Risk free interest rate	2.5%	3.22%	3.03%	3.10%
Expected life	2 years	2 years	2 years	2 years
Expected volatility	136%	165%	129%	51%
Expected dividends	-	-	-

The Company, in accordance with the policies of the TSX Venture Exchange, is authorized to grant options to directors, employees and consultants, up to 10% of issued and outstanding common stock.  The exercise price of each option is not less than the average market price of the Company’s stock as calculated over the ten trading days preceding the date of grant, and may also be set at a higher price. The options can be granted for a maximum term of 5 years.  The consolidation of the Company’s outstanding options on a one new for every four old basis on January 14, 2004, and the repricing of all consolidated options to $0.25 per share on February 24, 2004, have been applied on a retroactive basis.

Current period stock-based compensation of $309,507 from the May and August 2005 grants to directors, officers and consultants of 760,000 options exercisable at $0.70 and $1.05 per share for two years was calculated using the Black-Scholes Option Pricing Model. The amounts were charged against income in the period granted, with the corresponding credit to contributed surplus. Upon exercise, a proportionate amount is credited to capital stock.

The following 1,235,000 incentive stock options are outstanding at August 31, 2005:

Number	Exercise
of Shares	Price	Expiry Date
175,000	$1.05	August 29, 2007
585,000	$0.70	May 5, 2007
475,000	$0.70	September 29, 2006

The following incentive stock options were outstanding at November 30, 2004:

Number	Exercise
of Shares	Price	Expiry Date
20,000	$0.25	January 29, 2009
900,000	$0.70	September 29, 2006

During the current period, 425,000 options were cancelled (exercisable at $0.70 and expiring on September 29, 2006), 585,000 options were granted to employees and consultants (exercisable at $0.70 and expiring on May 5, 2007), 175,000 options were granted to employees and consultants (exercisable at $1.05 and expiring on August 29, 2007), and 20,000 options were exercised at $0.25 per share.

10.

RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions during the current period with related parties as follows:

a)

The Company paid consulting fees of $70,000 (2004 - $45,000) to two directors, $19,000 (2004 – $nil) to officers, and paid wages (including severance) of $144,000 (2004 - $nil) to a director;

b) The Company paid rent and administration fees of $55,867 (2004 - $nil) to Cardero Resource Corp. (“Cardero”), a public company related by a common director;

c)  The Company paid rent of $nil (2004 - $3,996) to a company controlled by a director;

a)

Amounts due to related parties of $4,507 (November 30, 2004 - $25,525) is comprised of ($8,079) (November 30, 2004 - $8,780) to (from) directors and officers for consulting, Nil (November 30, 2004 - $nil) to the corporate secretary for legal fees, $12,586 (November 30, 2004 - $2,461) to Cardero for rent and administration expenses, and $Nil (November 30, 2004 - $14,284) to directors for expense reimbursements; and

e)   During the current period, 20,000 stock options were exercised by a director at $0.25 per share.

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed upon by the related parties (see Note 3).

11.

     CASH FLOWS FROM OPERATING ACTIVITIES

a)

Items not affecting cash:

	Cumulative Amounts from October 7, 1994 to August 31, 2005	Nine months ended August 31		Three months ended August 31
		2005	2004	2005	2004

Amortization	$ 27,777	$ 3,038	$ 1,714	$ 859	$ 576
Investment income	(27,565)	-	-	-	-
Gain on sale of marketable securities	(100,703)	-	-	-	-
(Gain) Loss on disposal of property, plant and equipment	7,058	(131)	-	-	-
Impairment of mineral properties	1,100,722	-	-	-	-
Stock-based compensation	858,867	309,507	20,160	71,997	-
Write-down of marketable securities	374,526	-	-	-	-
Write-down of investments	360,704	87,740	-	87,740	-

	$ 2,601,386	$ 400,154	$ 21,874	$ 160,596	$ 576

b)

Changes in non-cash working capital items:

	Cumulative Amounts from October 7, 1994 to August 31, 2005	Nine months ended August 31		Three months ended August 31
		2005	2004	2005	2004

(Increase) decrease in receivables	$ (174,274)	$ (157,296)	$ (6,065)	$ (159,300)	$ (3,355)
(Increase) decrease in prepaid expenses	(70,165)	111,081	(5,559)	96,585	(2,250)
Secured deposit	(187,740)	(187,740)	-	-	-
Increase (decrease) in payables and accrued liabilities	247,878	92,346	(3,613)	140,871	3,271
Decrease in share subscriptions	-	-	-	-	136,300
Increase (decrease ) in due to related parties	4,507	(21,018)	5,350	(13,944)	-

	$ (179,794)	$ (162,627)	$ (9,887)	$ 64,212	$ 133,966

12.

SUBSEQUENT EVENTS

a)  On October 21, 2005, the Company received regulatory approval to acquire 100% of Madero Minerals S.A. and its assets for the payment of US$100,000 and the issuance of 600,000 common shares in stages over two years.

b)  95,000 warrants were exercised at $0.80 per share, 10,000 warrants were exercised at $0.35 per share, 75,000 options were exercised at $0.70 per share, and 100,000 shares were issued for mineral property acquisition.

13.

SEGMENTED INFORMATION

The Company operates in a single industry segment, mineral acquisition, exploration and development. As the Company expenses its acquisition, exploration, and development costs, no assets outside of Canada are shown on the balance sheet.  Thus, no capital asset geographic segment disclosure is made here.  However, significant losses due to mineral property expenses are incurred outside of Canada.  Consequently, the following segmented information is provided:

	Nine months ended August 31, 2005	Nine months ended August 31, 2004	Three months ended August 31, 2005	Three months ended August 31, 2004

Net loss for the period- Canada	$ 1,490,038	$ 325,260	$ 764,495	$ 121,018
Net loss for the period- Peru	8,562	449,179	1,908	300,880
Net loss for the period- Argentina	354,334	-	354,334	-
Net loss for the period- US	578	8,367	-	4,188

Consolidated net loss	$ 1,853,512	$ 782,806	$ 1,120,737	$ 426,086

14.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current period.

15.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada.  Except as set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock-Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted.  As at November 31, 2003, no compensation cost would have been recorded for any period under this method.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”), issued in October 1995, requires the use of the fair value based method of accounting for stock options.  Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.  SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25.

Prior to 2004, Canadian generally accepted accounting principles did not require the reporting of any stock based compensation expense in the Company’s consolidated financial statements.

The Company uses the Black-Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date.  As at August 31, 2005 cumulative compensation expense totaling $1,139,615 (November 30, 2004 - $811,439) has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited or exercised. In determining the fair value of the incentive stock options, the following assumptions, on a weighted average basis, were used:

	Options granted on January 29, 2004	Options granted on September 29, 2004	Options granted on May 5, 2005	Options granted on August 29, 2005
Risk free interest rate	2.5%	3.22%	3.03%	3.10%
Expected life	2 years	2 years	2 years	2 years
Expected volatility	136%	165%	129%	51%
Expected dividends	-	-	-

The following is a summary of the status of stock options outstanding at August 31, 2005:

		Outstanding Options		Exercisable Options
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.70 - $1.05	1,235,000	1.49	$0.75	1,003,750	$0.72

The following is a summary of the stock based compensation plan during 2005, 2004, and 2003:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Outstanding and exercisable at November 30, 2002	107,500	$ 0.68

Granted	50,000	0.96
Exercised	(56,250)	0.68
Exercised	(6,250)	0.96

Outstanding and exercisable at November 30, 2003	95,000	0.80

Forfeited	(16,250)	0.68

Repricing of all options- February 24, 2004	78,750	0.25

Granted	120,000	0.25
Granted	900,000	0.70
Exercised	(178,750)	0.25

Outstanding and exercisable at November 30, 2004	920,000	$ 0.69

Granted	760,000	0.78
Forfeited	(425,000)	0.70
Exercised	(20,000)	0.25

Outstanding and exercisable at August 31, 2005	1,235,000	$ 0.75

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Mineral properties

The Company’s policy of expensing acquisition, exploration and development costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US generally accepted accounting principles.

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value.  Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary.  Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), unrealized holding gains and losses for trading securities are included in statements of operations.  Temporary unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders’ equity until realized.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the nine-month periods ended August 31, 2005 and 2004 there were no other items of comprehensive income.

Loss per share

SFAS No. 128 “Earnings Per Share” simplifies the computation of income (loss) per share by replacing the presentation of primary earnings (loss) per share with a presentation of basic earnings (loss) per share, as defined. The statement requires dual presentation of basic and diluted earnings (loss) per share by entities with complex capital structures. Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

Recent accounting pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards 151 (“SFAS 151”) “Inventory Costs”.  This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, “to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage)”.  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006.  The Company has determined that the adoption of SFAS 151 is not expected to have an impact on its results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”) “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”.  This Statement amended APB Opinion 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The Company has determined that the adoption of SFAS 153 does not have an impact on its results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 “Share-Based Payment”.  This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements.  The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees.  The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.  The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”.  The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007.  The Company has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

The impact of the above differences between Canadian and United States generally accepted accounting principles on consolidated statements of loss, as reported, is as follows:

	Cumulative Amounts from October 7,1994 to August 31, 2005	Nine months ended
		August 31, 2005	August 31, 2004

Loss for the period in accordance with Canadian generally accepted accounting principles, as reported	$ (8,402,842)	$ (1,853,512)	$ (782,806)

Less: Compensation expense up to November 30, 2003 – stock options	(350,111)	-	-

Loss for the period in accordance with United States generally accepted
accounting principles	$ (8,752,953)	$ (1,853,512)	$ (782,806)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the consolidated statements of deficit, as reported, is as follows:

	August 31, 2005	August 31, 2004

Deficit in accordance with Canadian generally accepted accounting principles, as reported	$ (8,402,842)	$ (5,701,814)

Cumulative compensation expense - stock options	(350,111)	(350,111)

Deficit in accordance with United States generally accepted accounting principles	$ (8,752,953)	$ (6,051,925)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the loss per share, as reported, is as follows:

Nine months ended
	August 31, 2005	August 31, 2004

Net loss for the period under United States generally accepted accounting principles	$ (1,853,512)	$ (782,806)

Weighted average number of shares outstanding under United States
generally accepted accounting principles	11,103,600	5,561,391

Basic loss per share	$ (0.17)	$ (0.14)

Diluted EPS has not been disclosed as the effect of the exercise of the Company’s outstanding options and warrants would be anti-dilutive.

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statements of shareholders’ equity, as reported, is as follows:

					Deficit
					Accumulated
	Capital Stock			Additional	during the
	Number		Subscriptions	Paid-In	Exploration
	of shares	Amount	receivable	Capital	Stage	Total

Shareholders’ equity as
reported November 30, 2004	10,551,142	$ 8,991,903	$ (30,375)	$ 532,560	$ (6,549,330)	$ 2,944,758

Cumulative compensation
expense - stock options	-	-	-	350,111	(350,111)	-

Shareholders’ equity in
accordance with United
States generally accepted accounting
principles at November
30, 2004	10,551,142	$ 8,991,903	$ (30,375)	$ 882,671	$ (6,899,441)	$ 2,944,758
Shareholders’ equity as
Reported August 31, 2005	13,101,142	$ 10,475,638	$ -	$ 838,707	$ (8,402,842)	$ 2,911,503

Cumulative compensation
expense - stock options	-	-	-	350,111	(350,111)	-

Shareholders’ equity in
accordance with United
States generally accepted accounting
principles at August 31,
2005	13,101,142	$ 10,475,638	$ -	$1,188,818	$ (8,752,953)	$ 2,911,503